Filed pursuant to Rule 424(b)(3)

Registration No. 333-239334

BTCS INC.

PROSPECTUS SUPPLEMENT

9,045,000 Shares of Common Stock

This prospectus supplement supplements and amends the prospectus dated June 26, 2020, or the Prospectus, and relates to the sale of shares of our common stock by the selling shareholder identified in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

The common stock sold under the Prospectus involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

As of July 28, 2020, BTCS, Inc. (the “Company”) has sold 2,688,500 shares of common stock to the selling stockholder and issued the selling stockholder 26,027 pro-rata commitment shares in connection with the sales in accordance with the Equity Line Purchase Agreement (the “Agreement”) a total of 2,714,527 shares were issued to the selling stockholder under the Agreement. The Company received $446,095 in connection with the sales.

The date of this prospectus supplement is July 28, 2020